Exhibit 4.17

ACQUAFRESCA BUILDING RIGHT AGREEMENT
English summary of Italian version1

1. Preliminary Note

The building (superficie) right, regulated by article 952 of the Italian Civil Code, is particularly appropriate for the construction of photovoltaic plants, as it allows the grantee of the building right to be owner of the plant whereas the title of the land remains with the grantor.

For the construction and the maintenance of the photovoltaic plant (“PV Plant”) on the land (Municipality of Minervino Murge (BT), sheet 146, parcels 83, 85, 95, 96, 97, 271, 299) (the “Land”), on September 13, 2011 the company Murgia Solar S.r.l. entered into two definitive building right agreements (respectively “Aquafresca-Carlone agreement” and “Pasquarelli-Lai agreement”). The agreements have been executed in Andria (BT), authenticated by the Notary Salvatore Consolo, Repertorio no. 970/971, Raccolta no. 662/663, registered in Barletta and filed with the Conservatoria dei Registri Immobiliari on September 29, 2011.

Please note that the surface of the Land on which the building right has been set-up is bigger than the one on which the PV Plant has been built (i.e. parcels 96, 97, 271, 299, sheet 146). In order not to have the remaining part of the Land abandoned, Murgia Solar S.r.l. entered into a gratuitous lease agreement with the landowners, having as object the portion of Land which has not been used for the construction of the PV Plant (parcels 83, 85, 95, sheet 146).

On February 15, 2012 the portion of the Land on which the PV Plant has been built changed its registration number at the Cadastral Land Registry from parcels 96, 97, 271 and 299 to parcels 424, 425,423 and 426. After that, on February 28, 2012, the PV Plant has been registered in the Cadastral Building Registry with the numbers 424 sub 1, 425 sub 1, 423 sub 1 and 426 sub 1.

1	The original language version is on file with the Registrant and is available upon request.

2. Main content of the “acquafresca-Carlone” agreement

1 Execution date	September 13, 2011
2. Grantors	Mr. Savino Acquafresca and Mrs. Luigia Carlone
3 Grantee	Murgia Solar S.r.l.
4. Portion of the land	Municipality of Minervino Murge (BT), sheet 146, parcels 97, 271 and 299, size 1.37.64 hectares2
5. Duration	21 years (until September 12, 2032)
6. Extension and Renewal
Upon the expiry date, the building right may be renewed for further 4 years, and upon the expiry of the 4-year period above, for further 5 years, upon the Grantee’s request to be made by means of 60 day prior notice by registered letter.

7. Consideration
As consideration for the 21-year building right, the Grantee shall pay an overall amount of Euro 101,165.40 of which:
- Euro 15,435.00 to Mr. Savino Acquafresca;
- Euro 51,258.90  to Mrs. Luigia Carlone;
- Euro 34,471.50 to Mr. Savino Acquafresca and Mrs. Luigia Carlone.
The consideration shall be paid in 21 annual instalment equal to Euro 4,817.40 (of which Euro 735.00 to Mr. Savino Acquafresca, Euro 2,440.90 to Mrs. Luigia Carlone and Euro 1,641.50 to Mr. Savino Acquafresca and Luigia Carlone) by September 13 of each year. The payment is made in advance for the following year.
The consideration for the 4-year and 5-year renewal shall be equal to 4,817.40 (of which Euro 735.00 to Mr. Savino Acquafresca, Euro 2,440.90 to Mrs. Luigia Carlone and Euro 1,641.50 to Mr. Savino Acquafresca and Luigia Carlone) increased by 100% of the previous year inflation national rate as resulting by official statistics.

8. Consideration adjustment	The annual payment shall be adjusted each year by 100% of the previous year’s inflation national rate as resulting by official statistics.
9. Withdrawal/Termination right (Grantee)	Starting from the date of execution, the Grantee shall be entitled to withdraw at any time before the expiry date of the agreement. The withdrawal shall be made by notarial deed and communicated to the Grantors by registered letter.

2	Please note that Mr. Savino Acquafresca is owner of parcel 97, Mrs. Luigia Carlone is owner of parcel 271 and both Mr. Savino Acquafresca and Mrs. Luigia Carlone are co-owners of parcels 299.

10.Withdrawal/Termination right (Grantor)
The Grantors shall be entitled to terminate the building right agreement in case payment of the consideration is delayed for more than 3 months.
In the case of termination, the Grantors shall send a written notice to the Grantee and to the financing entity indicated by the Grantee. Within 60 days of receipt of the abovementioned notice, the financing entity shall be entitled to (i) appoint a third party that will replace the Grantee in the  agreement, or (ii) to inform the Grantors of its intention to cure, directly or through the Grantee, the breach of contract giving rise to the termination. In such events, the Grantors shall be entitled to terminate the building right agreement only by way of judicial order and provided that the non-fulfilment has not been cured within 60 days of the appointment of the third party replacing the Grantee or, as the case may be, of the receipt by the Grantors of the financing entity’s notice. Regardless of any breach of contract by the Grantee, the financing entity shall have the faculty to appoint a third party replacing the Grantee in the event the financing entity has informed the Grantee of its intention to declare the Grantee forfeited from the term for payment (decadenza del beneficio del termine), or to terminate for breach of contract or to withdraw from the loan agreement.

11. Easements	The Grantors agree to grant and set-up all the easements necessary for the construction and operation of the PV Plant on any neighbouring lands owned by the Grantors.
12. Plant removal	Within 6 months following the expiry of the building right, the Grantee shall remove the PV Plant at its own expense. Ownership of the PV Plant shall remain with the Grantee.
13. Assignment
The Grantee shall be entitled, at any time whatsoever, to assign the building right agreement to third parties and/or the rights and obligations arising there from, sending the relevant notice to the Grantors.

14. Pre-emption
Should the Grantors decide to sell the Land, they shall send the Grantee notice indicating the terms and conditions for the sale. The Grantee shall be entitled to exercise a pre-emption right for the purchase of the Land by sending a letter within 60 days of receipt of the notice of sale.

15. Governing Law and Competent Court	Italian law applies. Exclusive jurisdiction of the court of Trani.

3. Main content of the “pasquarelli - lai” agreement

1 Execution date	September 13, 2011
2. Grantors	Mr. Michele Pasquarelli and Mrs. Vannina Lai
3 Grantee	Murgia Solar S.r.l.
4. Portion of the land	Municipality of Minervino Murge (BT), sheet 146, parcels 83, 85, 95, 96, size 2.00.62 hectares.
5. Duration	21 years (until September 12, 2032)
6. Extension and Renewal
Upon the expiry date, the building right may be renewed for further 4 years, and upon the expiry of the 4-year period above, for further 5 years, upon the Grantee’s request to be made by means of 60 day prior notice by registered letter.

7. Consideration
As consideration for the 21-year building right, the Grantee shall pay an overall amount of Euro 147,455.70, which shall be paid in 21 annual instalment of Euro 7,021.70 by September 13 of each year. The payment is made in advance for the following year.
The consideration for the 4-year and 5-year renewal shall be equal to 7,021.70) increased by 100% of the previous year inflation national rate as resulting by official statistics.

8. Consideration adjustment	The annual payment shall be adjusted each year by 100% of the previous year’s inflation national rate as resulting by official statistics.
9. Gratuitous lease agreement
The Parties entered into a gratuitous lease agreement having as object parcels 83, 85 and 95, sheet 146, size 1.39.81 hectares, which has not been used for the construction of the PV Plant. The duration of the gratuitous lease agreement is 21 years and the Parties undertook to extend the same in the case of renewal of the building right.

10. Withdrawal/Termination right (Grantee)
Starting from the date of execution, the Grantee shall be entitled to withdraw at any time before the expiry date of the agreement. The withdrawal shall be made by notarial deed and communicated to the Grantors by registered letter.

11.Withdrawal/Termination right (Grantor)
The Grantors shall be entitled to terminate the building right agreement in case payment of the consideration is delayed for more than 3 months.
In the case of termination, the Grantors shall send a written notice to the Grantee and to the financing entity indicated by the Grantee. Within 60 days of receipt of the abovementioned notice, the financing entity shall be entitled to (i) appoint a third party that will replace the Grantee in the  agreement, or (ii) to inform the Grantors of its intention to cure, directly or through the Grantee, the breach of contract giving rise to the termination. In such events, the Grantors shall be entitled to terminate the building right agreement only by way of judicial order and provided that the non-fulfilment has not been cured within 60 days of the appointment of the third party replacing the Grantee or, as the case may be, of the receipt by the Grantors of the financing entity’s notice. Regardless of any breach of contract by the Grantee, the financing entity shall have the faculty to appoint a third party replacing the Grantee in the event the financing entity has informed the Grantee of its intention to declare the Grantee forfeited from the term for payment (decadenza del beneficio del termine), or to terminate for breach of contract or to withdraw from the loan agreement.

12. Easements	The Grantors agree to grant and set-up all the easements necessary for the construction and operation of the PV Plant on any neighbouring lands owned by the Grantors.
13. Plant removal	Within 6 months following the expiry of the building right, the Grantee shall remove the PV Plant at its own expense. Ownership of the PV Plant shall remain with the Grantee.
14. Assignment
The Grantee shall be entitled, at any time whatsoever, to assign the building right agreement to third parties and/or the rights and obligations arising there from, sending the relevant notice to the Grantors.

15. Pre-emption
Should the Grantors decide to sell the Land, they shall send to the Grantee notice indicating the terms and conditions for the sale. The Grantee shall be entitled to exercise a pre-emption right for the purchase of the Land by sending a letter within 60 days of receipt of the notice of sale.

16. Governing Law and Competent Court	Italian law applies. Exclusive jurisdiction of the court of Trani.